QuickLinks -- Click here to rapidly navigate through this document

Exhibit 5(a)

[STOEL RIVES LLP LETTERHEAD]

June 8, 2005

PacifiCorp
825 NE Multnomah
Portland, OR 97232

Ladies and Gentlemen:

        We are acting as counsel to PacifiCorp, an Oregon corporation (the "Company"), in connection with the proposed issuance and sale by the Company of $50,000,000 in aggregate principal amount of its First Mortgage Bonds (the "Bonds") to be issued pursuant to (i) the Mortgage and Deed of Trust, dated as of January 9, 1989, between the Company and JPMorgan Chase Bank, N.A. (formerly known as The Chase Manhattan Bank), as successor Trustee, as amended and supplemented (the "Mortgage") and as to be amended and supplemented by an Eighteenth Supplemental Indenture thereto to be dated as of June 1, 2005 (the "Eighteenth Supplemental Indenture"), (ii) a Registration Statement on Form S-3 (the "Registration Statement") filed by the Company with the Securities and Exchange Commission ("SEC") for the registration of the Bonds under the Securities Act of 1933, as amended (the "1933 Act"), pursuant to Rule 462(b) promulgated under the 1933 Act, and (iii) an underwriting agreement dated June 8, 2005 by and among the Company and Barclays Capital Inc. and Credit Suisse First Boston LLC as representatives of the several underwriters named therein (the "Underwriting Agreement"). This opinion is being furnished in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the 1933 Act.

        We have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion.

        In connection with the foregoing, we are of the opinion that:

  (a)
  The issuance of the Bonds has been duly authorized by the Company.

  (b)
  When the Eighteenth Supplemental Indenture has been duly executed and delivered by the parties thereto and the Bonds have been duly executed, authenticated, issued and delivered in accordance with therewith and with the Mortgage and the Underwriting Agreement, and upon receipt by the Company of the purchase price for the Bonds, the Bonds will be legal, valid and binding obligations of the Company enforceable in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium or other similar laws affecting creditors' rights, by general equitable principles (whether considered in a proceeding in equity or at law) or by an implied covenant of reasonableness, good faith and fair dealing, provided, however, that in rendering the above opinion, we express no opinion as to the effect, if any, of the usury laws of any state upon the enforceability of rights of the holders of the Bonds.

        We are members of the bar of the State of Oregon and do not express any opinion herein covering any law other than the law of the State of Oregon and the federal laws of the United States, in each case as in effect on the date hereof.

        We hereby authorize and consent to the use of this opinion as Exhibit 5(a) of the Registration Statement and authorize and consent to the references to our firm in the Registration Statement and in the prospectus constituting a part thereof. In giving such consent, we do not thereby admit that we are within the category of persons whose consent is required pursuant to Section 7 of the 1933 Act or the rules and regulations of the SEC.

Very truly yours,

/s/ Stoel Rives LLP

STOEL RIVES LLP

QuickLinks

  Exhibit 5(a)